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                                                                    Exhibit 10.1

                           PERSONAL SERVICES AGREEMENT


Parties:       GSI West, Inc.
               a California corporation ("Employer")
               735 Bryant Street
               San Francisco, CA 94107


               DAMON MINTZER ("Executive")
               15 Ketch Street
               Marina del Rey, CA 90292


Date:          June 12, 2001 (the "Start Date")


Background:    Employer and certain of its affiliates are in the business of developing and operating e-commerce and direct response retail businesses for media, entertainment and other companies (the "Business"). Employer desires to employ Executive to provide personal services in connection with the Business, including without limitation the development, implementation and operation of a new division (the "New Division") of Global Sports, Inc. ("Global"), and Executive desires to accept such employment, on the terms and conditions stated in this Personal Services Agreement (this "Agreement").


     INTENDING TO BE LEGALLY BOUND, and in consideration of the mutual agreements stated below, Executive and Employer agree as follows:

     1. Employment and Term. Unless terminated earlier as provided for herein or extended by written agreement of the parties, Employer hereby employs Executive, and Executive accepts such employment, subject to all of the terms and conditions of this Agreement, for a term of three (3) years beginning on the Start Date (the "Employment Period"). As used herein, the term "Contract Year" shall mean each twelve (12) month period from July 1 to June 30 during the Employment Period, with the first Contract Year commencing on July 1, 2001.

     2. Position and Duties. Executive will serve as President and Chief Operating Officer and in such capacity will have supervision and control over, and responsibility for, the overall business, affairs and management of the New Division. Executive will report to, and be subject to the direction of, the Chief Executive Officer (the "CEO") of Global, as well as Employer's Board of Directors (the "Board"). Executive will also have such other responsibilities and duties consistent with his present duties and current position with Employer, as may from time to time be prescribed by the CEO or the Board. During the Employment Period, and so long as no notice of termination has been given by Employer under Section 4.4 and no notice of resignation has been given by Executive under Section 4.6, Executive will devote all of his working time, energy, skill and best efforts to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of Employer.

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     3.   Compensation, Benefits and Expenses.

          3.1 Base Salary. Employer will pay to Executive a monthly base salary ("Base Salary") of $25,000 per month, payable in accordance with Employer's normal payroll practices, for each month during the Employment Period. Executive's Base Salary will be reviewed by Employer on an annual basis. As used in this Agreement, "Annual Base Salary" means the Base Salary multiplied by twelve.

          3.2 Bonuses. In addition to his Base Salary, for each Contract Year during the Employment Period, Executive will be eligible to receive an incentive bonus equal to 2% of the amount by which the operating income of the New Division for such Contract Year, determined in accordance with generally accepted accounting principles consistently applied, exceeds $2.0 million. Executive will be entitled to receive such other bonuses as may be determined by Employer from time to time (it being understood that Employer will have no obligation to pay any other bonuses). The bonus amount to which Executive is entitled under the first sentence of this Section 3.2 is referred to herein as the "Bonus."

          3.3 Benefits. During the Employment Period, Executive will be entitled to participate and will be included in all equity incentive, stock option, stock purchase, profit sharing, savings, bonus, health insurance, life insurance, group insurance, disability insurance, pension, retirement and other benefit plans or programs of Employer now existing, or established hereafter, and offered to its management level personnel, subject to the terms and provisions thereof. Employer and Executive acknowledge that the employee benefit plans and programs provided by Employer at the commencement date of this Agreement consist of: (i) fully-paid health and dental insurance benefits for Executive and his family members; (ii) long-term disability insurance providing for a monthly benefit equal to 60% of Executive's monthly Base Salary up to a maximum monthly benefit of $10,000 until the earlier of Executive's death or attainment of age 65; (iii) term life insurance providing a death benefit equal to 1 1/2 times Annual Base Salary up to a maximum death benefit of $250,000; and
(iv) Employer's 401K Plan providing for a matching contribution by Employer equal to 50% of the amount of Executive's contribution up to a maximum contribution by Executive equal to the lesser of 6% of Executive's Annual Base Salary or $10,500 for calendar year 2001. Executive acknowledges that Executive's participation in the employee benefit plans or programs of Employer are subject to the terms and conditions of such plan or programs and that Employer may change its plans or programs, including those referred to in the prior sentence, at any time.

          3.4 Option Award. Subject to the approval of the Compensation Committee (the Compensation Committee") of the Board of Directors of Global, the parent company of Employer, Executive will be granted a non-incentive stock option (the "Option Award") under Employer's 1996 Equity Incentive Plan (the "Plan") to purchase up to Seventy-Five Thousand (75,000) shares of common stock of Global at an exercise price equal to the fair market value (determined in accordance with the Plan) of a share of common stock of Global on the later of:
(i) the Start Date , and (ii) the date on which the grant of the Option Award is approved by the Compensation Committee. On each of the first, second, third and fourth annual anniversary dates of the Start Date, the Option Award will vest as to 25% of the number of shares covered by the award. The complete terms and conditions of the Option Award will be set forth in an Option Grant Letter (the "Option Grant Letter"). Employer and Executive each acknowledge that the Option Award will remain in effect and continue vesting during the Employment Period pursuant to the terms of the Option Award and the Plan; provided, however, that upon the termination or resignation of Executive's employment with Employer for any reason, the Option Award will cease vesting as of the termination of the Employment Period and will be exercisable thereafter only pursuant to the terms of the Option Award and the Plan.

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          3.5  Vacation. Executive will accrue fifteen (15) business days of paid vacation during each of the first two Contract Years of the Employment Period, in addition to such paid holidays, personal days and days of paid sick leaves as are generally permitted to employees of Employer. Thereafter, Executive will accrue twenty (20) business days of paid vacation per Contract Year of the Employment Period, in addition to such paid holidays, personal days and days of paid sick leaves as are generally permitted to employees of Employer.

          3.6 Expenses. Employer will reimburse Executive for all actual, ordinary, necessary and reasonable expenses incurred by Executive in the course of his performance of services hereunder. Executive will properly account for all such expenses.

     4.   Termination.

          4.1 Termination by Death. If Executive dies, then this Agreement, and the Employment Period, will terminate immediately, and Executive's rights to compensation and benefits hereunder will terminate as of the date of death, except that Executive's heirs, personal representatives or estate will be entitled to any unpaid portion of Executive's Base Salary and accrued benefits up to the date of termination and any benefits which are to be continued or paid after the date of termination in accordance with the terms of the corresponding benefit plans or programs.

          4.2 Termination by Disability. If, as a result of Injury or Sickness, Executive is unable to perform the essential duties of his employment on a full-time basis, Executive will continue to receive his Base Salary and the benefits and vacation provided for in Sections 3.4 and 3.5 (to the extent Executive continues to be eligible therefor under the terms of such benefit plans or programs) for a period of one hundred eighty (180) days following the Onset of Disability (as defined in this Section 4.2). Any amounts due to Executive under this Section 4.2 will be reduced, dollar-for-dollar, by any amounts received by Executive under any disability insurance policy or plan provided to Executive by Employer. "Onset of Disability" means the first day on which Executive is unable to perform the essential duties of his employment on a full-time basis by reason of Injury or Sickness. If Executive's inability to perform the essential duties of his employment on a full-time basis continues for more than one hundred eighty (180) days after the Onset of Disability or for periods aggregating more than one hundred eighty (180) days during any twenty-four (24) month period, then Employer may, upon written notice, terminate Executive's employment, in which case the Employment Period and Executive's rights to compensation and benefits hereunder will terminate, except that Executive will be entitled to any unpaid portion of his Base Salary and accrued benefits up to the date of termination and any benefits which are to be continued or paid after the date of termination in accordance with the terms of the corresponding benefit plans or programs. For the purposes of this Section 4.2, the following terms will have the following meanings: (i) "Injury" means bodily impairment resulting directly from an accident and independent of all other causes; (ii) "Sickness" means an illness (including Mental Illness, as defined below), disease, or pregnancy, including complications of pregnancy, which require treatment by a Physician; (iii) "Mental Illness" means any psychological, behavioral or emotional disorder or ailment of the mind, including physical manifestations of psychological, behavioral or emotional disorders, but excluding demonstrable, structural brain damage; and (iv) "Physician" means a practitioner of the healing arts, which the Employer's disability insurance carrier is required by law to recognize, who is properly licensed, and practicing within the scope of that license.

          4.3 Termination for Cause. Employer may, upon written notice to Executive, terminate Executive's employment for Cause (as defined in this Section 4.3), in which case the

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Employment Period and Executive's rights to compensation and benefits hereunder will terminate, except that Executive will be entitled to any unpaid portion of his Base Salary and accrued benefits up to the date of termination and any benefits which are to be continued or paid after the date of termination in accordance with the terms of the corresponding benefit plans or programs. "Cause" will exist if (i) Executive engages in any fraud, misappropriation, or embezzlement against Employer; (ii) Executive engages in any willful, reckless or grossly negligent conduct in the course of his employment with Employer which conduct is inimical or injurious to the business or reputation of Employer (including any willful, reckless or grossly negligent violation of a material written Employer policy); (iii) Executive violates any law, rule or regulation of any governmental or regulatory authority, which violation is determined by Employer to be materially injurious to the business or reputation of Employer;
(iv) Executive is convicted of, or enters a plea of guilty or nolo contendere to, any felony, or Executive is charged with or indicted for a felony, the defense of which renders Executive substantially unable to perform his services to Employer; or (v) Executive breaches any written agreement with Employer in any material respect; provided that written notice specifying the nature of the breach has been delivered to Executive by Employer, and Executive has failed to remedy such breach within thirty (30) days after such written notice is given.

          4.4 Termination Without Cause. Employer may, upon written notice to Executive, terminate Executive's employment for any reason Employer deems appropriate, in which case the Employment Period will continue for one hundred eighty (180) days after such notice is given , and Executive will continue to receive his Base Salary and the benefits and vacation provided for in Sections
3.4 and 3.5 (to the extent Executive continues to be eligible under the terms of such benefit plans and programs) during such one hundred eighty (180) day period and Executive will be entitled to receive a pro-rata amount of the Bonus for the Contract Year in which such notice of termination was given by Employer based on the number of days that have elapsed from the beginning of such Contract Year to the date such notice is given. At the end of such one hundred eighty (180) day period, the Employment Period, and Executive's rights to compensation and benefits hereunder, will terminate; provided, however, that upon giving written notice to Executive at least sixty (60) days prior to the end of such one hundred eighty (180) day period, Employer may elect to continue the Employment Period for up to an additional one hundred eighty (180) days, so long as Employer continues to pay Executive's Base Salary and provide the benefits and vacation provided for in Sections 3.4 and 3.5 (to the extent Executive continues to be eligible under the terms of such benefit plans or programs) during the continuation of the Employment Period.

          4.5 Termination for Good Reason. Executive may, upon written notice to Employer, resign his employment for Good Reason (as defined in this Section 4.5), in which case the Employment Period and Executive's rights to compensation and benefits hereunder will terminate, except that Executive will be entitled any unpaid portion of his Base Salary, accrued benefits up to the date of resignation and any benefits which are to be continued or paid after the date of resignation in accordance with the terms of the corresponding benefit plans or programs and a pro-rata amount of the Bonus for the Contract Year in which such notice of termination was given by Executive based on the number of days that have elapsed from the beginning of such Contract Year to the date such notice is given. "Good Reason" will exist if Employer breaches this Agreement in any material respect; provided that written notice specifying the nature of the breach has been delivered to Employer by Executive, and Employer has failed to remedy such breach within thirty (30) days after such written notice is given.

          4.6 Termination Without Good Reason. Executive may, upon written notice to Employer, resign his employment for any reason Executive deems appropriate in his sole discretion (including for no reason whatsoever), in which case the Employment Period will

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continue for one hundred eighty (180) days after such notice is given, and
Executive will continue to receive his Base Salary and the benefits and vacation provided for in Sections 3.4 and 3.5 (to the extent Executive continues to be eligible under the terms of such benefit plans and programs) during such one hundred eighty (180) day period. At the end of such one hundred eighty (180) day period, the Employment Period and Executive's rights to compensation and benefits hereunder, will terminate; provided, however, that upon giving written notice to Executive at least sixty (60) days prior to the end of such one hundred eighty (180) day period, Employer may elect to continue the Employment Period for up to an additional one hundred eighty (180) days after such election, so long as Employer continues to pay Executive's Base Salary and provide the benefits and vacation provided for in Sections 3.4 and 3.5 (to the extent Executive continues to be eligible under the terms of such benefit plans or programs) during the continuation of the Employment Period.

          4.7 Termination Within 90 Days. Notwithstanding anything to the contrary in this Section 4, Employer may, upon written notice to Executive after the 90th day but before the 105th day after the date of this Agreement, terminate Executive's employment, in which case the Employment Period and Executive's rights to compensation and benefits hereunder will terminate, if on or before the 90th day after the date of this Agreement, Employer has not entered into legally-binding agreements on terms and conditions reasonably satisfactory to Global to develop and operate the e-commerce and direct response retail businesses for at least four companies. If Employer terminates Executive's employment under this Section 4.7, Executive will only be entitled to any unpaid portion of his Base Salary and accrued benefits up to the date of termination and any benefits which are to be continued or paid after the date of termination in accordance with the terms of the corresponding benefit plans or programs.

          4.8 Release. The payment of any benefits and the continuation of the vesting of the Option Award after Employer has given notice of termination under
Section 4.4 or Executive has given notice of resignation under Section 4.6 is contingent on Executive executing a standard form of release of claims in favor of Employer upon terms and conditions reasonably determined by Employer.

          4.9 Procedure Upon Termination. Upon termination of his employment, Executive will promptly return to Employer all documents (including copies) and other materials and property of Employer, or pertaining to its business, including without limitation contracts, files, manuals, letters, reports and records in his possession or control, no matter from whom or in what manner acquired.

     5. Discoveries. Executive will communicate to Employer, in writing when requested, and preserve as confidential information of Employer, all inventions, marketing concepts, software ideas and other ideas or designs relating to the business of the Employer which are conceived, developed or made by Executive, whether alone or jointly with others, at any time during the term of Executive's employment with Employer, which relate to the business or operations of Employer or which relate to methods, designs, products or systems sold, leased, licensed or under development by Employer (such concepts, ideas and designs are referred to as "Executive's Discoveries"). All of Executive's Discoveries will be Employer's exclusive property, and Executive will, at Employer's expense, sign all documents and take such other actions as Employer may reasonably request to confirm its ownership thereof. Employer and Executive acknowledge that this
Section 5 does not apply to any of Executive's Discoveries that qualify as non-assignable under Section 2870 of the California Labor Code and that this
Section 5 does not require Executive to assign or offer to assign to Employer any invention that Executive developed entirely on his own time without using Employer's equipment, supplies, facilities or trade secret information, except for those inventions that either (i) relate at the time

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of conception or reduction to practice of the invention to Employer's business, or actual or demonstrably anticipated research or development of Employer; or
(ii) result from any work performed by Executive for Employer. To the extent this Section 5 purports to require Executive to assign an invention otherwise excluded from the preceding sentence, the provision is against the public policy of California and is unenforceable. This limited exclusion does not apply to any patent or invention covered by a contract between Employer and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

     6. Nondisclosure. At all times after the Start Date, except with the express prior written consent of an officer of Global, Executive will not, directly or indirectly, communicate, disclose or divulge to any Person (as defined in Section 20 below), or use for the benefit of any Person, any confidential or proprietary knowledge or information concerning the conduct or details of the business of Employer, or any confidential or proprietary information received from a third party in the course of Executive's employment with Employer, no matter when or how acquired, including, but not limited to,
(i) marketing methods and strategies, pricing policies, product strategies and methods of operation, (ii) software source code, software design concepts (including visual expressions and system architecture), technical documentation and technical know-how, (iii) budget and other non-public financial information, and (iv) expansion plans, management policies and other business strategies and policies. For purposes of this Section 6, confidential information will not include any information which: (a) was publicly available at the time of disclosure or later became publicly available through no act or omission of Executive; (b) was in Executive's possession prior to the Start Date; or (c) was rightfully received by Executive from a third party without any obligation of confidentiality.

     7. Non-Competition. During the Employment Period, and not thereafter, except with Employer's express prior written consent, Executive will not, directly or indirectly, in any capacity, for the benefit of any Person:

          (a) Communicate with or solicit any Person who is or during such period becomes an employee, consultant, agent or representative of Employer or any of its subsidiaries in an effort to obtain such Person as an employee, consultant, agent or representative of any other Person which conducts or proposes to conduct a business competitive with all or a material part of the Business or any other business conducted or proposed to be conducted by Employer or any of its subsidiaries during the Employment Period; or

          (b) Establish, own, manage, operate or control, or participate in the establishment, ownership, management, operation or control of, or be a director, officer, employee, agent or representative of, or be a consultant to, any Person which conducts or proposes to conduct a business competitive with all or a material part of the Business or any other business conducted or proposed to be conducted by Employer or any of its subsidiaries during the Employment Period.

Employer and Executive acknowledge that USA Networks, Inc. and Valuevision International, Inc. and their respective subsidiaries, affiliates and successors each conducts or proposes to conduct a business competitive with the Business.

     8. Acknowledgements by Executive. Executive acknowledges that (i) by virtue of his position with Employer he will develop considerable expertise in the business operations of Employer and will have access to extensive confidential and proprietary information with respect to Employer, (ii) this is a personal services contract seeking services from him of a special, unique, unusual, extraordinary and intellectual character, (iii) his services will have peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action

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at law, (iv) Employer would be irreparably damaged, and its substantial investment materially impaired, if he were to enter into an activity interfering with Employer's business in violation of the terms of this Agreement, or if he were to make unauthorized use or disclosure of any confidential or proprietary information concerning the business of Employer, and (v) the covenants contained in Sections 5, 6 and 7 of this Agreement ("Covenants") are a material part of the consideration bargained for by Employer and, without the agreement of Executive to be bound by the Covenants, Employer would not have agreed to enter into this Agreement. Accordingly, Executive expressly acknowledges that he is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to him in all respects. Executive expressly acknowledges that this Agreement is a personal services contract under California Civil Code section 3423(e).

     9. Enforcement of Covenants. If Executive breaches any of the Covenants, Employer will be entitled, in addition to all other rights and remedies which Employer may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining Executive and all other Persons involved therein from continuing such breach prior to the end of the Employment Period. The existence of any claim or cause of action which Executive or any such other Person may have against Employer will not constitute a defense or bar to the enforcement of any of the Covenants. The provisions of Sections 5, 6, 8 and 9 will survive the termination of this Agreement.

     10. Indemnification. Employer shall indemnify Executive to the same extent that Employer indemnifies comparable level executives of Employer. A copy of the terms and conditions as currently in effect is attached hereto as Exhibit A.

     11. Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with Executive's employment with Employer, Executive and Employer agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive's employment, or the termination of Executive's employment, will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in Los Angeles, California conducted by the Judicial Arbitration and Mediation Services, Inc. ("JAMS") or its successor, under the then applicable rules of JAMS. Executive acknowledges that by agreeing to this arbitration procedure, both Executive and Employer waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator will: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator's essential findings and conclusions and a statement of the award. The arbitrator will be authorized to award any or all remedies that Executive or Employer would be entitled to seek in a court of law. Employer will pay all JAMS' arbitration fees in excess of those which would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or Employer from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, Executive and Employer each have the right to resolve any issue or dispute arising under
Section 7 of this Agreement by court action instead of arbitration.

     12. Applicable Law. This Agreement will be governed by and construed in accordance with the substantive laws (and not the choice of laws rules) of the State of California applicable to contracts made and to be performed entirely therein.

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     13.  Notices. All notices, consents or other communications required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given (i) when delivered personally, (ii) three business days after being mailed by first class certified mail, return receipt requested, postage prepaid, or (iii) one business day after being sent by a nationally recognized express courier service, postage or delivery charges prepaid, to the parties at their respective addresses stated on the first page of this Agreement. Any notices to Employer shall be simultaneously sent to Global Sports, Inc., 1075 First Avenue, King of Prussia, PA 19406, Attention: General Counsel. Notices may also be given by prepaid telegram or facsimile and will be effective on the date transmitted if confirmed within 24 hours thereafter by a signed original sent in the manner provided in the preceding sentence. Either party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other party in accordance with this Section 13, provided that any such change of address notice will not be effective unless and until received.

     14. Prior Agreements. Executive represents to Employer that, with the exception of the agreements attached hereto as Exhibit B, (i) there are no restrictions, agreements or understandings whatsoever to which Executive is a party which would prevent or make unlawful his execution of this Agreement or his employment hereunder, (ii) Executive's execution of this Agreement and Executive's employment hereunder do not constitute a breach of any contract, agreement or understanding, oral or written, to which Executive is a party or which Executive is bound, and (iii) Executive has full legal right and capacity to execute this Agreement and to enter into employment by Employer. Employer acknowledges that it has reviewed any agreements attached hereto as Exhibit B and has had the opportunity to address any questions concerning such agreements with Executive.

     15. Parties in Interest. This Agreement is for the personal services of Executive and will not be assignable by Executive without the express prior written consent of Employer. Subject to the provisions of Section 4 and this
Section 15, this Agreement will inure to the benefit of and bind each of the parties hereto and the successors and assigns of Employer and the personal representatives, estate and heirs of Executive.

     16. Entire Understanding. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous, oral or written, express or implied, agreements and understandings.

     17. Amendment and Waiver. This Agreement will not be amended, modified or terminated unless in writing and signed by Executive and approved by the Board of Directors of Employer and signed by a duly authorized representative of Employer other than Executive. No waiver with respect to this Agreement will be enforceable unless in writing and signed by the party against which enforcement is sought (which, in the case of the Employer, must be approved by the Board of Directors of Employer and signed by a duly authorized representative of Employer other than Executive). Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor will any waiver of any right, remedy, power or privilege with respect to any occurrence by construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

     18. Severability. If any provision of this Agreement or its application is construed to be invalid, illegal or unenforceable, then the other provisions and their application will not be affected thereby and will be enforceable without regard thereto. If any provision is determined

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to be unenforceable because of its scope, duration, geographical area or similar factor, then the court making such determination will have the power to reduce or limit such scope, duration, area or other factor, and such provision will then be enforceable in its reduced or limited form. Notwithstanding the foregoing provisions of this Section 18, in the event that, as a result of any action by or on behalf of Executive, Section 7 of this Agreement is determined by a court, arbitrator or other governmental authority to be invalid, illegal or unenforceable after notice of termination is given by Employer under Section 4.4 or notice of resignation is given by Executive under Section 4.6, the Employment Period will terminate as of the date of such determination and Executive's rights to compensation and benefits hereunder will terminate as of the date of such determination.

     19. Section Headings. Any headings preceding the text of any of the Sections or Subsections of this Agreement are inserted for convenience of reference only, and will neither constitute a part of this Agreement nor affect its construction, meaning, or effect.

     20. Definitions. As used herein, the term "Person" means any individual, sole proprietorship, joint venture, partnership, corporation, association, cooperative, trust, estate, government body, administrative agency, regulatory authority or other entity of any nature.

     21. Deductions. Employer shall deduct from any payment to Executive hereunder such social security insurance, federal, state and other taxes, state disability insurance and other withholdings as may be required by law.

     IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first stated above.


GSI WEST, INC.


By:  /s/ Michael G. Rubin                       /s/ Damon Mintzer
   ------------------------------               -----------------------------
   Name:    Michael G. Rubin                    Damon Mintzer
   Title:   President

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